Exhibit 99.1

Information Intended to be Disclosed to Potential Investors

On June 2, 2005, L-3 Communications Corporation (the "Company") announced that it had entered into an Agreement and Plan of Merger, dated as of June 2, 2005, with The Titan Corporation ("Titan") and the Company's wholly-owned subsidiary Saturn VI Acquisition Corp., pursuant to which the Company will acquire all of Titan's outstanding shares of common stock for $23.10 per share in cash, without interest (less applicable withholding taxes) (the "Titan acquisition"). In connection with the Titan acquisition, the Company announced on July 25, 2005 that (i) it is seeking to raise $1.0 billion, before discounts and expenses, through a private placement of senior subordinated notes, and (ii) L-3 Communications Holdings, Inc. is seeking to raise $500.0 million, before discounts and expenses, through a private placement of convertible contingent debt securities ("CODES"). The Company will use the net proceeds from these offerings to pay a portion of the cash purchase price for Titan.

Unless the context otherwise requires, "L-3 Holdings" refers to L-3 Communications Holdings, Inc., the issuer of the CODES, and "L-3 Communications" refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings, the issuer of the senior subordinated notes and one of the guarantors of the CODES. "Guarantors" refers to certain of our current and future domestic restricted subsidiaries, which will be guaranteeing (i) the obligations of L-3 Communications under the senior subordinated notes and (ii) the obligations of L-3 Holdings under the CODES. The obligations of the guarantors are referred to herein as the "guarantees." "L-3," "we," "us" and "our" refer to L-3 Holdings and its subsidiaries, including L-3 Communications. "Senior credit facility" refers to our amended and restated credit agreement, which consists of a five-year revolving credit facility and a five-year term loan facility.

Forward-Looking Statements

Our disclosure and analysis in this report contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance, and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors such as:

•	our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

•	our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

•	the extensive legal and regulatory requirements surrounding our contracts with the U.S. Government and the results of any investigation of our contracts undertaken by the U.S. Government;

•	our ability to obtain future government contracts on a timely basis;

•	the availability of government funding and changes in customer requirements for our products and services;

•	our significant amount of debt and the restrictions contained in our debt agreements;

•	our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees, as well as our ability to retain and hire employees with U.S. Government security clearances that are required to perform work on classified contracts for the U.S. Government;

•	our collective bargaining agreements and our ability to favorably resolve labor disputes should they arise;

•	the business and economic conditions in the markets we operate in, including those for the commercial aviation and communications markets;

•	economic conditions, competitive environment, international business and political conditions, timing of international awards and contracts;

•	our extensive use of fixed-price contracts as compared to cost-reimbursable type and time-and-material type contracts;

•	our ability to identify future acquisition candidates or to integrate acquired operations;

•	the rapid change of technology and high level of competition in the communication equipment industry;

•	our introduction of new products into commercial markets or our investments in commercial products or companies;

•	the outcomes of litigations material to us to which we currently are, or to which we may become in the future, a party;

•	the outcomes of current or future governmental investigations of our businesses, including acquired businesses;

•	costs or difficulties related to the integration of the businesses of us and Titan may be greater than expected;

•	anticipated cost savings from the Titan acquisition may not be fully realized or realized within the expected time frame;

•	operating results following the Titan acquisition may be lower than expected;

•	ultimate resolution of contingent matters, claims and investigations relating to Titan;

•	competitive pressure among companies in our industry may increase significantly;

•	pension, environmental or legal matters or proceedings and various other market, competition and industry factors, many of which are beyond our control; and

•	the fair values of our assets, including identifiable intangible assets and the estimated fair value of the goodwill balances for our reporting units, which can be impaired or reduced by the other factors discussed above.

Readers of this report are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this report to reflect events or changes or circumstances or changes in expectations or the occurrence of anticipated events.

Risk Factors

You should carefully consider the following factors and other information contained in this report before deciding to purchase the senior subordinated notes and/or CODES. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of the senior subordinated notes, the CODES and the common stock issuable upon conversion of the CODES.

Risks Related to L-3

Our significant level of debt may adversely affect our financial and operating activity.

We have incurred substantial indebtedness to finance our acquisitions, including indebtedness that will be incurred in connection with the Titan acquisition. At March 31, 2005, on a pro forma basis after giving effect to the Acquisition Financing, we would have had approximately $4,742.3 million in aggregate principal amount of outstanding debt, excluding outstanding letters of credit (which aggregated approximately $94.7 million) under our senior credit facility. In addition, on a pro forma basis after giving effect to the Acquisition Financing, we would have had available additional borrowings under our senior credit facility, after reductions for outstanding letters of credit, of approximately $563.0 million at March 31, 2005. In the future, we may borrow more money, subject to limitations imposed on us by our debt agreements.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, political, financial, competitive, regulatory and other factors affecting the aerospace and defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We may not be able to do so or do so without additional expense.

Our level of indebtedness has important consequences to you and your investment in the senior subordinated notes and the CODES and, upon conversion, in our common stock. These consequences may include:

•	requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including capital expenditures, research and development and other investments;

•	limiting our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures, which may limit our ability to carry out our acquisition strategy;

•	higher interest expenses due to increases in interest rates on our borrowings that have variable interest rates;

•	heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness.

Additionally, on December 31, 2004, we had $3,825.4 million of contractual obligations (including outstanding indebtedness) and Titan had $1,003.7 million of contractual obligations (including principal maturities of long-term debt and other commitments, but excluding non-recourse debt and interest). These contractual obligations and contingent commitments are described under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition — Contractual Obligations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and "Management's Discussion and Analysis of Financial Condition and Results of Operations

— Contractual Obligations and Other Commitments" in Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Our acquisition strategy involves risks, and we may not successfully implement our strategy.

We seek to acquire companies that complement our businesses. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we may not realize the benefits anticipated from the acquisitions, including cost synergies and improving margins. Likewise, we may not be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

The process of integrating acquired operations, including the Titan acquisition and other recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense and contingent liabilities, each of which could result in an increase to our already significant level of outstanding debt. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, and, except as disclosed herein or in the documents incorporated herein by reference, we have not entered into any agreements with respect to any material transactions.

We rely on sales to U.S. Government entities, and the loss of such contracts would have a material adverse effect on our results of operations and cash flows.

Our sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Approximately 80.3%, or $5,538.3 million, of our sales for the year ended December 31, 2004 were made directly or indirectly to U.S. Government agencies, including the Department of Defense. Our largest contract represented 4.6% of our sales for the year ended December 31, 2004. For the year ended December 31, 2004, sales from our five largest programs amounted to $1,186.3 million, or 17.2% of our sales. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our results of operations and cash flows.

Our results of operations and cash flows, as well as our valuation of contracts in process are substantially affected by our fixed-price and cost reimbursable contracts.

The substantial majority of our contracts (revenue arrangements) require us to design, develop, manufacture, modify, test and integrate complex aerospace and electronic equipment, and to provide related engineering and technical services according to the buyer's specifications. These sales are transacted using written revenue arrangements, or contracts, for which the determination of the sales price is generally either fixed-price, cost-reimbursable or time and material. These contracts are covered by the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1) and Accounting Research Bulletin No. 45, Long-term Construction-Type Contracts (ARB 45). In addition, our cost-reimbursable contracts are also specifically within the scope of Accounting Research Bulletin No. 43, Chapter 11, Section A, Government Contracts, Cost-Plus-Fixed Fee Contracts (ARB 43). Additionally, certain fixed price contracts require us to perform services that are not related to production or construction of tangible assets, which are not covered by SOP 81-1, and these sales are recognized in accordance with SAB 104, Revenue Recognition. For the year ended December 31, 2004, approximately 60.6% of our sales were generated from fixed-price contracts and approximately 39.4% of our sales were generated from cost-reimbursable contracts and time and material type contracts. Substantially all of our cost-reimbursable and time and material contracts are with the U.S. Government, primarily with the U.S. Department of Defense. Substantially all of our sales to commercial customers are transacted under fixed-price sales arrangements, and are included in our fixed-price contract sales.

On a fixed-price contract, we agree to perform the contractual statement of work for a predetermined contract price. Although a fixed-price contract generally permits us to retain profits if the total actual contract costs are less than the estimated contract costs, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. Accounting for the sales on a fixed-price contract requires the preparation of estimates of (1) the total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's statement of work, and (3) the measurement of progress towards completion. Adjustments to original estimates for a contract's revenue, estimated costs at completion and estimated total profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur.

On a cost-reimbursable contract we are paid our allowable incurred costs plus a profit which can be fixed or variable depending on the contract's fee arrangement up to predetermined funding levels determined by our customers. Therefore, on a cost-reimbursable contract we do not bear the risks of unexpected cost overruns, provided that we do not incur costs that exceed the predetermined funded amounts.

The impact of revisions in profit (loss) estimates for all types of contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is reasonably assured. The revisions in contract estimates, if significant, can materially affect our results of operations and cash flows, as well as our valuations of contracts in process.

Our government contracts entail certain risks.

•	Government contracts are dependent upon the U.S. defense budget.

The U.S. Department of Defense (DoD) budget has increased for each fiscal year from fiscal year 1997 to the recently approved budget for fiscal year 2005 and, based on the Bush Administration's current Future Year Defense Plan (FYDP), the DoD budget would to continue to increase through fiscal 2009. However, the future DoD budgets after fiscal year 2005 could be negatively impacted by several factors, including, but not limited to, the U.S. Government's budget deficits and spending priorities and the costs of sustaining the U.S. military operations in Iraq and Afghanistan, which could cause the DoD budget to remain unchanged or to decline. A significant decline in U.S. military expenditures in the future could result in a material decrease to our sales, earnings and cash flow. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future sales, earnings and cash flows and thus limit our ability to satisfy our financial obligations, including those relating to the CODES. U.S. Government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if appropriations are made by Congress for future fiscal years.

•	Government contracts contain unfavorable termination provisions and are subject to audit and modification.

Companies engaged primarily in supplying defense-related equipment and services to U.S. Government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

•	suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

•	terminate existing contracts;

•	reduce the value of existing contracts;

•	audit our contract-related costs and fees, including allocated indirect costs; and

•	control and potentially prohibit the export of our products.

All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a U.S. Government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

•	Government contracts are subject to competitive bidding and we are required to obtain licenses for non-U.S. sales.

We obtain many of our U.S. Government contracts through a competitive bidding process. We may not be able to continue to win competitively awarded contracts. In addition, awarded contracts may not generate sales sufficient to result in our profitability. We are also subject to risks associated with the following:

•	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

•	the substantial time and effort including the relatively unproductive design and development required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us;

•	design complexity and rapid technological obsolescence; and

•	the constant need for design improvement.

In addition to these U.S. Government contract risks, we are required to obtain licenses from U.S. Government agencies to export many of our products and systems. Additionally, we are not permitted to export some of our products. Failure to receive required licenses would eliminate our ability to sell our products outside the United States.

•	Current governmental investigations.

We are from time to time subject to governmental investigations relating to our operations. We are currently cooperating with the U.S. Government on several investigations, including but not limited to, the investigation regarding the Combat Survivor/Evader Locator (CSEL) program. Under U.S. Government procurement regulations, an indictment by a federal grand jury could result in us being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

Our Interstate Electronics Corporation subsidiary (IEC) is under criminal investigation by the United States Army Criminal Investigation Command. The investigation relates to IEC's role on the CSEL program, on which IEC is a subcontractor to The Boeing Company (Boeing). IEC provides the global positioning system (GPS) modules to Boeing for the CSEL program. The GPS module includes a complex printed wiring board (PWB) that IEC purchases from two suppliers. The investigation appears to be focused on alleged manufacturing deficiencies in the PWBs and IEC's actions when it became aware of the potential manufacturing problems of the suppliers. We have conducted an internal investigation of this matter using outside counsel and currently believe that no criminal activity occurred. We are cooperating fully with the investigation and working to resolve the issues regarding the PWBs. The outcome of our current (or future) governmental investigations cannot, however, be predicted, and any indictment, conviction or material fine or settlement arising out of these investigations could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are subject to the risks of current and future legal proceedings.

At any given time, we are a defendant in various material legal proceedings and litigations arising in the ordinary course of business. Although we maintain insurance policies, we can make no assurance that this insurance will be adequate to protect us from all material judgements and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A significant judgment against us arising out of any of our current or future legal proceedings and litigations, could have a material adverse effect on our business, financial condition and future prospects. For a discussion of the material litigation to which we are currently a party, see "Part II — OTHER INFORMATION — Item 1. — Legal Proceedings" contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which is incorporated herein by reference.

Our operations involve rapidly evolving products and technological change.

The rapid change of technology is a key feature of all of the markets in which our businesses operate, including commercial communications in particular. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-funded and internally funded research and development and through certain business acquisitions. We may not be able to continue to maintain comparable levels of research and development or successfully complete such acquisitions. In the past we have allocated substantial funds to capital expenditures, programs and other investments. This practice will continue to be required in the future. Even so, we may not be able to successfully identify new opportunities and may not have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.

Consolidation and intense competition in the industries in which our businesses operate could limit our ability to attract and retain customers.

The defense industry and the other industries in which our businesses operate, and the market for defense applications, is highly competitive. We expect that the U.S. Department of Defense's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. We also expect that competition for original equipment manufacturing business will increase due to the continued emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

•	the effectiveness and innovation of our technologies and research and development programs;

•	our ability to offer better program performance than our competitors at a lower cost; and

•	the capabilities of our facilities, equipment and personnel to undertake the programs for which we compete.

We are the incumbent supplier or have been the sole provider for many years for certain programs. We refer to such contracts as "sole-source" contracts. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the customer chooses to reopen or recompete the particular program to competition. The majority of our sales are derived from contracts with the U.S. Government and its prime contractors, which are principally awarded on the basis of negotiations or competitive bids. Additionally, many of our competitors are larger than us and have substantially greater financial and other resources than we have.

Our debt agreements restrict our ability to finance our future operations and, if we are unable to meet our financial ratios, could cause our existing debt to be accelerated.

Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

•	sell assets;

•	incur more indebtedness;

•	repay certain indebtedness;

•	pay dividends on the common stock of L-3 Holdings;

•	make certain investments or business acquisitions;

•	repurchase or redeem capital stock;

•	engage in business mergers or consolidations; and

•	engage in certain transactions with subsidiaries and affiliates.

These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, some of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and total consolidated debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

•	declare all outstanding debt, accrued interest and fees to be due and immediately payable;

•	require us to apply all of our available cash to repay our outstanding senior debt; and

•	prevent us from making debt service payments on our other debt.

Because of the subordination provisions relating to senior subordinated notes and the guarantees of the CODES, if we were unable to repay any of these borrowings when due, the guarantors would be required to pay senior indebtedness, including the senior credit facility, in full before making payments on account of the senior subordinated notes and guarantees of the CODES. If the indebtedness under the existing debt agreements were to be accelerated, our assets may not be sufficient to repay such indebtedness, including the senior subordinated notes and CODES, in full.

If we are unable to attract and retain key management and personnel, we may become unable to operate our business effectively.

Our future success depends to a significant degree upon the continued contributions of our management, including Mr. Lanza, our Chairman and Chief Executive Officer, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. We have an employment agreement with Mr. Lanza. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects.

Environmental laws and regulation may subject us to significant liability.

Our operations are subject to various U.S. federal, state and local as well as certain foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of free cash flow available to us for other purposes, including capital expenditures, research and development and other investments.

Termination of our backlog of orders could negatively impact our results of operations and cash flows.

We currently have a backlog of orders, primarily under contracts with the U.S. Government. Our total funded backlog was $5,866.9 million at March 31, 2005. The U.S. Government may unilaterally modify or terminate its contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government, which would negatively impact our results of operations and cash flows. Titan's total funded backlog was approximately $900.0 million at March 31, 2005.

Unaudited Pro Forma Combined Condensed Financial Statements

The following unaudited pro forma combined condensed financial statements have been derived from our and Titan's historical consolidated financial statements and the unaudited consolidated financial statements from the other business acquisitions not included herein. The following unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2004 and the three months ended March 31, 2005 and 2004 ("pro forma statement of operations") give effect to the following transactions as if they had occurred on January 1, 2004: (1) the proposed acquisition by L-3 Communications of The Titan Corporation and the financing of the acquisition, which is expected to be comprised of $300.0 million of cash on hand, $250.0 million of revolving credit borrowings by L-3 Communications under the senior credit facility, term loan borrowings of $700.0 million by L-3 Communications under the senior credit facility, net proceeds from the issuances by L-3 Communications of $1,000.0 million of senior subordinated notes and net proceeds from the concurrent issuance by L-3 Holdings of $500.0 million of convertible notes, and (2) the recent business acquisitions of Cincinnati Electronics, Inc., the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman, the Marine Controls division of CAE, the Propulsion Systems business unit of General Dynamics, and Mobile-Vision, Inc., and their related financings, which were completed between January 1, 2004 and June 30, 2005. Although the business acquisitions are not significant (individually or in the aggregate) to L-3's results of operations or financial position, we have included them in these pro forma statements of operations because their pre-acquisition results of operations are included when determining L-3's compliance with the financial covenants under L-3's senior credit facility. L-3 Communications is a wholly-owned subsidiary of L-3 Holdings. L-3 Holdings and its subsidiaries, including L-3 Communications, are referred to in this "Unaudited Pro Forma Combined Condensed Financial Statements" section as "L-3."

The unaudited pro forma combined condensed balance sheet as of March 31, 2005 gives effect to the proposed Titan acquisition and the Mobile-Vision acquisition, which was completed on April 12, 2005, and their related financings as if they had occurred on March 31, 2005. The balance sheet data for Cincinnati Electronics, Inc., the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman, the Marine Controls division of CAE and the Propulsion Systems business unit of General Dynamics were included in the L-3 unaudited condensed consolidated balance sheet at March 31, 2005, because these business acquisitions were completed before March 31, 2005.

The pro forma adjustments are based on preliminary purchase price allocations for the business acquisitions. Actual allocations will be based on the final appraisals and other analyses of fair values of acquired contracts in process, inventories, identifiable intangible assets, goodwill, property, plant and equipment, deferred income taxes and litigation liabilities. L-3 will finalize the allocations after all of the data required to complete the final appraisals and analysis of fair values of the acquired assets and assumed liabilities is compiled and analyzed. Differences between the preliminary and final purchase price allocations are not expected to have a material impact on L-3's results of operations and financial position. The unaudited pro forma combined condensed statement of operations and unaudited pro forma combined condensed balance sheet do not reflect any cost savings that we believe could have resulted had the Titan and the other business acquisitions listed above occurred on January 1, 2004.

The unaudited pro forma combined condensed financial information should be read in conjunction with (1) the audited consolidated financial statements of L-3 included in its annual report on Form 10-K for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements of L-3 included in its quarterly report on Form 10-Q for the three months ended March 31, 2005, and (2) the audited consolidated financial statements of Titan for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements of Titan for the three months ended March 31, 2005. We have reclassified certain historical financial information relating to Titan to conform to the presentation expected to be used in L-3's consolidated financial statements.

The unaudited pro forma combined condensed financial information may not be indicative of the results of operations of L-3 that actually would have occurred had the Titan and the other business acquisitions listed above been completed on January 1, 2004, or the results of operations of L-3 that may be obtained in the future.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
MARCH 31, 2005
(in millions)

	L-3 As Reported	Titan As Reported(1)	Mobile-Vision Historical(2)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$286.2	$19.3	$0.2	$(255.7)	(2)	$50.0
Contracts in process	2,270.2	541.0	5.8	—	(3)	2,817.0
Other current assets	206.8	107.6	0.2	—		314.6
Total current assets	2,763.2	667.9	6.2	(255.7)		3,181.6
Property, plant and equipment, net	591.4	56.0	—	—		647.4
Goodwill	4,467.2	464.5	—	1,735.8	(3)	6,667.5
Identifiable intangible assets	203.5	7.1	—	243.5	(3)	454.1
Deferred debt issuance costs	38.3	11.4	—	22.1	(3)	71.8
Other assets	157.7	114.0	1.5	—		273.2
Total assets	$8,221.3	$1,320.9	$7.7	$1,745.7		$11,295.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3.5	$—	$(3.5)	(3)	$—
Accounts payable	337.7	96.6	0.4	—		434.7
Advance payments and billings in excess of costs and estimated profits	335.8	—	—	—		335.8
Accrued expenses and other current liabilities	686.5	182.4	2.3	67.4	(3)	938.6
Total current liabilities	1,360.0	282.5	2.7	63.9		1,709.1
Pension and postretirement benefits	435.1	—	—	—		435.1
Other liabilities	168.1	84.1	—	98.8	(3)	351.0
Long-term debt	2,187.7	582.4	—	1,959.9	(2)(3)	4,730.0
Total liabilities	4,150.9	949.0	2.7	2,122.6		7,225.2
Minority interests	78.6	—	—	—		78.6
Shareholders' equity	3,991.8	371.9	5.0	(376.9	) (3)	3,991.8
Total liabilities and shareholders' equity	$8,221.3	$1,320.9	$7.7	$1,745.7		$11,295.6

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005

(in millions, except per share data)

	L-3 As Reported	Titan As Reported(1)		Pro Forma Adjustments		L-3 & Titan Pro Forma	Other Acquisitions(8)(9)	Pro Forma Adjustments		Pro Forma
Sales	$1,962.5	$559.0		$—		$2,521.5	$38.7	$—		$2,560.2
Costs and expenses	1,763.3	520.5	(4)	3.6	(5)	2,287.4	34.3	—	(5)	2,321.7
Operating income (loss)	199.2	38.5		(3.6)		234.1	4.4	—		238.5
Other (income) expense, net	(2.7)	(0.3)		1.0	(6)	(2.0)	—	—		(2.0)
Interest expense	38.1	10.0		23.6	(6)	71.7	—	0.3	(10)	72.0
Minority interest	3.2	—		—		3.2	—	—		3.2
Income (loss) from continuing operations before income taxes	160.6	28.8		(28.2)		161.2	4.4	(0.3)		165.3
Provision (benefit) for income taxes	58.1	10.6		(10.1	) (7)	58.6	0.7	0.8	(11)	60.1
Income (loss) from continuing operations	$102.5	$18.2		$(18.1)		$102.6	$3.7	$(1.1)		$105.2
Earnings per share:
Basic	$0.88	$0.21				$0.88				$0.90
Diluted	$0.86	$0.21				$0.86				$0.88
Weighted Average Shares Outstanding:
Basic	116.3	84.8				116.3				116.3
Diluted	119.5	87.8				119.5				119.5

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004

(in millions, except per share data)

	L-3 As Reported		Titan As Reported(1)		Pro Forma Adjustments		L-3 & Titan Pro Forma		Other Acquisitions(8)(12)	Pro Forma Adjustments		Pro Forma
Sales	$1,521.6		$454.0		$—		$1,975.6		$115.4	$—		$2,091.0
Costs and expenses	1,370.0		439.1	(4)	3.6	(5)	1,812.7		95.7	—	(5)	1,908.4
Operating income (loss)	151.6		14.9		(3.6)		162.9		19.7	—		182.6
Other (income) expense, net	1.1		(0.7)		1.0	(6)	1.4		(1.1)	—		0.3
Interest expense	36.5		9.1		24.5	(6)	70.1		1.3	8.8	(10)	80.2
Minority interest	0.6		—		—		0.6		—	—		0.6
Income (loss) from continuing operations before income taxes	113.4		6.5		(29.1)		90.8		19.5	(8.8)		101.5
Provision (benefit) for income taxes	41.4		2.9		(10.7	) (7)	33.6		3.1	0.6	(11)	37.3
Income (loss) from continuing operations	$72.0		$3.6		$(18.4)		$57.2		$16.4	$(9.4)		$64.2
Earnings per share:
Basic	$0.69		$0.04				$0.55					$0.61
Diluted	$0.65	(14)	$0.04				$0.52	(14)				$0.58	(14)
Weighted Average Shares Outstanding:
Basic	104.6		82.8				104.6					104.6
Diluted	115.9		86.9				115.9					115.9

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

(in millions. except per share data)

	L-3 As Reported		Titan As Reported(1)		Pro Forma Adjustments		Pro Forma		Other Acquisitions(8)(13)	Pro Forma Adjustments		Pro Forma
Sales	$6,897.0		$2,046.5		$—		$8,943.5		$431.3	$—		$9,374.8
Costs and expenses	6,148.4		1,975.6	(4)	14.4	(5)	8,138.4		361.0	—	(5)	8,499.4
Operating income (loss)	748.6		70.9		(14.4)		805.1		70.3	—		875.4
Other (income) expense, net	(7.3)		2.5		4.0	(6)	(0.8)		1.8	—		1.0
Interest expense	145.3		37.7		96.7	(6)	279.7		5.1	30.2	(10)	315.0
Minority interest	8.9		—		—		8.9		—	—		8.9
Loss on retirement of debt	5.0		—		—		5.0		—	—		5.0
Income (loss) from continuing operations before income taxes	596.7		30.7		(115.1)		512.3		63.4	(30.2)		545.5
Provision (benefit) for income taxes	214.8		16.9		(41.4	) (7)	190.3		12.1	(0.9	) (11)	201.5
Income (loss) from continuing operations	$381.9		$13.8		$(73.7)		$322.0		$51.3	$(29.3)		$344.0
Earnings per share:
Basic	$3.54		$0.16				$2.99					$3.19
Diluted	$3.33	(14)	$0.16				$2.82	(14)				$3.01	(14)
Weighted Average Shares Outstanding:
Basic	107.8		83.9				107.8					107.8
Diluted	117.4		87.0				117.4					117.4

See notes to Unaudited Pro Forma Combined Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

1.	On June 2, 2005, L-3 Communications signed a definitive agreement to acquire all of the outstanding common stock of The Titan Corporation for $23.10 per share in cash and the assumption of all of Titan's outstanding debt. The total transaction value on the completion date of the acquisition is expected to be approximately $2.75 billion, including assumed debt and related acquisition and financing expenses. The acquisition is expected to be financed with a combination of $300.0 million of cash on hand, $250.0 million of revolving credit borrowings by L-3 Communications under the senior credit facility, $700.0 million of term loan borrowings by L-3 Communications under the senior credit facility, net proceeds from the issuance by L-3 Communications of senior subordinated notes and net proceeds from the concurrent issuance by L-3 Holdings of $500.0 million of convertible notes.

2.	Had the Titan acquisition occurred on March 31, 2005, the total transaction value for the Titan acquisition, including the assumption of $585.9 million of Titan's outstanding debt at March 31, 2005, would have been approximately $2,658.0 million. In addition to the total Titan transaction value, the pro forma adjustments to the balance sheet include estimated Titan acquisition costs of $46.5 million and a redemption premium and consent solicitation fee of $20.0 million to be paid in connection with L-3 Communications' tender offer and consent solicitation for Titan's $200.0 million of 8% senior subordinated notes due May 15, 2011. The pro forma adjustments to the balance sheet assume the Titan acquisition would have been financed using (1) estimated net proceeds of $982.5 million from the issuance by L-3 Communications of senior subordinated notes, (2) estimated net proceeds of $487.5 million from the concurrent issuance by L-3 Holdings of convertible notes, (3) term loan borrowings by L-3 Communications under the senior credit facility of $696.5 million, (4) revolving credit borrowings by L-3 Communications under the senior credit facility of $342.3 million, and (5) cash on hand of $215.7 million.

The pro forma adjustments to the balance sheet also include the acquisition of all the outstanding common stock of Mobile-Vision, Inc. for $40.0 million in cash. See Note 8 below.

3.	The preliminary estimated excess of purchase price over the fair value of identifiable net assets acquired for Titan is $2,165.9 million. Additionally, the pro forma balance sheet includes the elimination of $464.5 million of Titan's historical goodwill, $7.1 million of Titan's historical identifiable intangible assets, $11.4 million of deferred debt issuance costs, $582.4 million of long-term debt, $3.5 million of the current portion of long-term debt and $371.9 million of shareholders equity included in the Titan historical balance sheet. The estimated excess of purchase price over the fair value of identifiable net assets acquired for Mobile-Vision is $34.4 million. The pro forma balance sheet also reflects the following preliminary purchase price allocations related to the Titan acquisition:

(a)	the total preliminary estimates of identifiable intangible assets (substantially customer relationships) that are subject to amortization are approximately $250.0 million and will be amortized over their useful lives as the economic benefits from them are realized over an estimated useful life of 20 years. All of the data required to estimate the final fair value of the identifiable intangible assets as of the acquisition date has not yet been compiled and analyzed and the final valuation of identifiable intangible assets and their related amortization period could result in an increase or decrease to these preliminary estimates of identifiable intangible assets that would result in more or less amortization expense and an increase or decrease to the estimated identifiable intangible assets and goodwill estimate;

(b)	an increase in other liabilities of $98.8 million to reflect the deferred tax liability related to the temporary income tax differences for the increase in identifiable intangible assets;

(c)	an increase in other assets of $33.5 million to reflect the debt issuance costs associated with the financings discussed above; and

(d)	an increase to other current liabilities of $67.4 million for the pending Titan shareholder settlements related to the securities law class actions and derivative suits arising out of Titan's alleged violations of the Foreign Corrupt Practices Act ("FCPA"), described elsewhere herein.

(e)	No adjustment has been made to acquired contracts in process, which will be valued at their estimated contract value less the estimated costs to complete the contract and a reasonable profit allowance on L-3's completion effort commensurate with the profit margins that L-3 earns on similar contracts. All of the data required to prepare these valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations.

4.	Costs and expenses for Titan include charges for costs related to the merger agreement between Titan and Lockheed Martin Corporation (which was terminated on June 26, 2004), the settlement of SEC and Department of Justice investigations under the FCPA and the Titan internal review of the FCPA violations. These charges amounted to $5.8 million for the three months ended March 31, 2005, $17.6 million for the three months ended March 31, 2004 and $59.9 million for the year ended December 31, 2004. Costs and expenses for the year ended December 31, 2004 also include asset impairment charges totaling $15.5 million.

5.	The adjustment to costs and expenses relating to the Titan acquisition in the pro forma statement of operations consists of the amortization of identifiable intangible assets, partially offset by the elimination of intangible asset amortization expense included in the historical financial statements of Titan. The adjustment to costs and expenses relating to the business acquisitions discussed below in Note 8 in the pro forma statement of operations consists of the amortization of identifiable intangible assets, primarily customer relationships acquired, offset by the elimination of intangible asset amortization expense included in the historical financial statements. The adjustments to L-3's pro forma costs and expenses to give effect to the Titan acquisition are presented below:

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Amortization expense for estimated identifiable intangible assets	$4.2	$4.2	$16.8
Elimination of Titan's historical identifiable intangible assets amortization expense	(0.6)	(0.6)	(2.4)
Total adjustment to pro forma cost and expenses	$3.6	$3.6	$14.4

6.	The adjustments to L-3's pro forma interest expense to give effect to the revolving credit borrowings, term loan borrowings, senior subordinated notes offered by L-3 Communications and convertible notes offered by L-3 Holdings concurrently therewith (based on the current and assumed interest rates on the related borrowings) and are presented below:

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Additional interest expense to give effect to the financing of the Titan acquisition	$32.4	$32.4	$129.4
Eliminate Titan's historical interest expense	(10.0)	(9.1)	(37.7)
Amortization of deferred debt issue costs	1.2	1.2	5.0
Total adjustments to pro forma interest expense	$23.6	$24.5	$96.7

For each 1/8% change in applicable interest rates, pro forma interest expense would change by $0.8 million for the three months ended March 31, 2005 and 2004 and $3.1 million for the year ended December 31, 2004.

Additionally, L-3's historical interest income has been adjusted to eliminate the estimated interest income earned on investments in cash and cash equivalents that was assumed to be used to finance the Titan acquisition amounting to $1.0 million for each of the three months ended March 31, 2005 and 2004 and $4.0 million for the year ended December 31, 2004.

7.	The pro forma adjustments were tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 39.1%. The pro forma adjustments also include an estimated increase of 60 basis points (0.6%) to L-3's historical effective income tax rate for anticipated reductions to L-3's existing income tax benefits for research and experimentation tax credits that are expected to occur because of the proposed Titan acquisition. These pro forma adjustments would have increased L-3's provision for income taxes by $1.0 million for the three months ended March 31, 2005. $0.7 million for the three months ended March 31, 2004, and $3.6 million for the year ended December 31, 2004.

8.	The pro forma statement of operations presents the pre-acquisition results of operations for the following business acquisitions completed by L-3 between January 1, 2004 and June 30, 2005, because these results are included when determining our compliance with the financial covenants under L-3's senior credit facility. These business acquisitions had an aggregate purchase price, including acquisition costs, of $669.1 million, and were financed with a combination of (1) the net proceeds of $639.0 million from L-3 Communications' November 2004 offering of $650.0 million of 5.875% senior subordinated notes and (2) borrowings under L-3 Communications' senior credit facility of $30.1 million.

•	All of the outstanding stock of Cincinnati Electronics, Inc. for $181.2 million in cash, subject to adjustment based on closing date net working capital on December 9, 2004.

•	All of the outstanding stock of the Canadian Navigation Systems and Space Sensors System business of Northrop Grumman for $65.5 million in cash, subject to adjustment based on closing date net working capital on December 30, 2004. Following the acquisition the business was renamed L-3 Electronics Systems.

•	Substantially all of the operations of the Marine Controls Division of CAE for $197.2 million in cash, subject to adjustment based on closing date net assets on February 5, 2005. The business was renamed L-3 Communications MAPPS Inc. ("MAPPS")

•	The Propulsion Systems business unit of General Dynamics Corporation for $185.2 million in cash, subject to adjustment based on closing date net assets on February 25, 2005. The business was renamed L-3 Communications – Combat Propulsion Systems.

•	All of the outstanding common stock of Mobile-Vision, Inc. for $40.0 million in cash, subject to adjustment based on closing date net working capital on April 12, 2005.

9.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the MAPPS, Combat Propulsion Systems and Mobile-Vision business acquisitions for the three months ended March 31, 2005. The Cincinnati Electronics and L-3 Electronics Systems business acquisitions are included in L-3's historical statement of operations for the three months ended March 31, 2005.

	MAPPS(a)	Combat Propulsion Systems(a)	Mobile-Vision(b)	Total
	(in millions)
Sales	$10.9	$20.6	$7.2	$38.7
Costs and expenses	11.1	18.9	4.3	34.3
Operating income (loss)	(0.2)	1.7	2.9	4.4
Other (income) expense, net	—	—	—	—
Interest expense	—	—	—	—
Income (loss) from continuing operations before income taxes	(0.2)	1.7	2.9	4.4
Provision (benefit) for income taxes	—	0.5	0.2	0.7
Income (loss) from continuing operations	$(0.2)	$1.2	$2.7	$3.7

(a)	Represents unaudited historical results of operations from January 1, 2005 to the business acquisition date.

(b)	Represents unaudited historical results of operations for the three-month period ended March 31, 2005.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the three months ended March 31, 2005 had sales of $17.1 million and a net loss of $3.9 million on a pro forma basis. These business acquisitions are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

10.	The adjustments to L-3's pro forma interest expense to give effect to the financing of the business acquisitions discussed above in Note 8 are based on the current interest rates on the revolving credit borrowings and the assumed completion of the 5.875% senior subordinated notes due 2015 offering on January 1, 2004 and are presented below:

	Three Months Ended March 31,	Year Ended December 31, 2004
	2005		2004
	(in millions)
Interest on $30.1 of revolving credit borrowings under the senior credit facility	$0.3	$0.3	$1.3
Interest on $650.0 of 5.875% senior subordinated notes	—	9.5	33.0
Amortization of deferred debt issue costs	—	0.3	1.0
Eliminate other business acquisitions, historical interest expense	—	(1.3)	(5.1)
Total adjustments to pro forma interest expense	$0.3	$8.8	$30.2

11.	The historical results of MAPPS did not include a provision for income taxes because the business was a division of CAE and the income taxes on the income was accounted for by CAE rather than MAPPS. The historical results of Mobile-Vision did not include a provision for federal income taxes because it was an S Corporation and the federal income taxes on Mobile-Vision's income were paid by its individual stockholders. As such, the pro forma adjustments include an income tax provision or benefit for the periods below to record the income tax amount for the historical results of operations for MAPPS and Mobile-Vision.

	Three Months Ended March 31,		Year Ended December 31, 2004
	2005	2004
	(in millions)
Income tax provision	$0.9	$3.9	$10.8

12.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the Cincinnati Electronics, L-3 Electronics Systems, MAPPS, Combat Propulsion Systems and Mobile-Vision business acquisitions for the three months ended March 31, 2004.

	Cincinnati Electronics(a)	Electronics Systems(a)	MAPPS(a)	Combat Propulsion Systems(a)	Mobile-Vision(a)	Total
	(in millions)
Sales	$16.5	$24.7	$29.4	$36.9	$7.9	$115.4
Costs and expenses	12.1	23.6	22.5	32.5	5.0	95.7
Operating income	4.4	1.1	6.9	4.4	2.9	19.7
Other (income) expense, net	—	(0.5)	(0.5)	—	(0.1)	(1.1)
Interest expense	1.2	0.1	—	—	—	1.3
Income from continuing operations before income taxes	3.2	1.5	7.4	4.4	3.0	19.5
Provision for income taxes	0.8	0.8	—	1.3	0.2	3.1
Income from continuing operations	$2.4	$0.7	$7.4	$3.1	$2.8	$16.4

(a)	Represents unaudited historical results of operations for the three-month period ended March 31, 2004.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the three months ended March 31, 2004 had sales of $75.9 million and net income of $0.6 million on a pro forma basis. These business acquisitions are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

13.	The unaudited pro forma statement of operations includes the following unaudited historical financial data for the Cincinnati Electronics, L-3 Electron Systems, MAPPS, Combat Propulsion Systems and Mobile-Vision business acquisitions for the year ended December 31, 2004.

	Cincinnati Electronics(a)	Electronics Systems(b)	MAPPS(b)	Combat Propulsion Systems(b)	Mobile-Vision(b)	Total
	(in millions)
Sales	$60.6	$95.8	$105.5	$144.4	$25.0	$431.3
Costs and expenses	48.5	85.0	86.3	125.0	16.2	361.0
Operating income	12.1	10.8	19.2	19.4	8.8	70.3
Other (income) expense, net	1.6	0.9	(0.4)	—	(0.3)	1.8
Interest expense	4.7	0.4	—	—	—	5.1
Income from continuing operations before income taxes	5.8	9.5	19.6	19.4	9.1	63.4
Provision for income taxes	2.3	3.6	—	5.8	0.4	12.1
Income from continuing operations	$3.5	$5.9	$19.6	$13.6	$8.7	$51.3

(a)	Represents unaudited historical results of operations from January 1, 2004 to the business acquisition date.

(b)	Represents unaudited historical results of operations for the year ended December 31, 2004.

The business acquisitions completed between January 1, 2004 and June 30, 2005 that are not included in the pro forma statement of operations for the year ended December 31, 2004 had sales of $243.1 million and a net loss of $15.3 million on a pro forma basis. The net loss was principally due to loss provisions for certain contracts in process of the Electron Dynamics Devices business, which is expected to be substantially completed by December 2005. L-3 acquired the Electron Dynamics Devices business from the Boeing Company on February 28, 2005. The business acquisitions that are not included in the pro forma statement of operations because they are not significant (individually, or in the aggregate) to L-3's results of operations or financial position, and because their pre-acquisition results are not included when determining our compliance with the financial covenants under L-3's senior credit facility.

14.	L-3 Holdings' diluted weighted average shares outstanding and diluted earnings per share give effect to the assumed conversion of the 7,800,797 shares issued upon the conversion of L-3 Holdings' $420 million of 4% Senior Subordinated Convertible Contingent Debt Securities (CODES) due 2011. The assumed conversion results in the addition of after-tax interest expense savings to reported income from continuing operations amounting to $9.1 million for the year ended December 31, 2004 and $2.8 million for the three months ended March 31, 2004 for the purposes of calculating diluted earning per share. During 2004, substantially all of the holders of the CODES exercised their conversion rights and converted such CODES into L-3 Holdings common stock. Any CODES not converted were redeemed for cash.